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                                                                       Exhibit 5



                                  August 3, 1999




Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, Ohio  44114-2589

    Re: 1992 Incentive Equity Plan (As Amended and Restated as of May 13, 1997) As Amended as of May 11, 1999
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Ladies and Gentlemen:

         We have acted as counsel for Cleveland-Cliffs Inc, an Ohio corporation (the "Registrant"), in connection with the Cleveland-Cliffs Inc 1992 Incentive Equity Plan (As Amended and Restated as of May 13, 1997) As Amended as of May 11, 1999 (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that:

         1. The Registrant's Common Shares, par value $1.00 per share ("Common Shares") that may be issued or transferred and sold pursuant to the Plan and the authorized forms of agreement thereunder (the "Agreements") will be, when issued or transferred and sold in accordance with the Plan and such Agreements, duly authorized, validly issued, fully paid and nonassessable.

         2. When issued in accordance with the Rights Agreement dated September 19, 1997 between Registrant and First Chicago Trust Company of New York (the "Rights Agreement"), the common share purchase rights ("Rights") will be validly issued.

         The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.

         In rendering the opinion set forth in subparagraph 2 above, moreover, we note that our research indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, we have considered the pertinent provisions of Ohio corporation law and the decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                Very truly yours,


                                /s/ Jones, Day, Reavis & Pogue

                                Jones, Day, Reavis & Pogue

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